Exhibit 99.1

Execution Version

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT is made by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”), FRED MERGER SUB INC., a Tennessee corporation (“Merger Sub”), and each of the shareholders of O’CHARLEY’S INC., a Tennessee corporation (the “Company”), set forth on Schedule A (each, a “Shareholder”), as of February 5, 2012 (this “Agreement”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner of that number of shares of common stock, no par value per share, of the Company set forth opposite such Shareholder’s name on Schedule A (such shares, together with any other shares of Company Common Stock acquired by such Shareholder after the date hereof, being collectively referred to herein as such Shareholder’s “Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Shareholder enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreements of Shareholder.

(a) Tender. Unless this Agreement shall have been terminated in accordance with its terms, each Shareholder shall (i) as promptly as practicable following the commencement of the Offer, and in any event no later than 5:00 p.m. New York, New York local time on the second Business Day prior to the Initial Expiration Date, validly tender (or cause to be tendered) all of such Shareholder’s Shares into the Offer, pursuant to, and in accordance with, the terms of the Offer, and (ii) not withdraw (or cause to be withdrawn) any such Shareholder’s Shares from the Offer. If the Offer is terminated or withdrawn by Parent and/or Merger Sub or if this Agreement is terminated prior to the Acceptance Time, Parent and Merger Sub shall promptly return, and shall cause any depository acting on behalf of Parent and/or Merger Sub to return, all of the Shareholders’ Shares tendered pursuant to this Section 1(a).

(b) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting (or any action by written consent in lieu of a meeting) of the shareholders of the Company, however called, and at any adjournment or postponement thereof, each Shareholder, to the extent submitted to the Company Shareholders for their approval as required by applicable Law and/or the Company Charter or the Company Bylaws, shall vote (or cause to be voted) all of such Shareholder’s Shares, or (as appropriate) execute written consents in respect thereof, (i) for the adoption and approval of the Merger Agreement, unless a Recommendation Withdrawal has been made in accordance with Section 6.2(e) of the Merger Agreement, (ii) for the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Merger Agreement and the Transactions, (iii) against any action or agreement (including, without limitation, any amendment of any agreement) that would, or would reasonably be expected to, result in (A) a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement and/or (B) the failure of any of the conditions set forth in Annex B to the Merger Agreement, (iv) against any Acquisition Proposal, unless a Recommendation Withdrawal has been made in accordance with Section 6.2(e) of the Merger Agreement in favor of a Superior Proposal; and (v) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter or the Company Bylaws or other action that is intended or would reasonably be expected to prevent, impede, interfere with or delay the consummation of the Offer or the Merger. Any such vote shall be cast (or consent shall be given) by such Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(c) Proxy. Each Shareholder hereby irrevocably grants to, and appoints, Parent and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to attend any meeting of the Company Shareholders on behalf of such Shareholder with respect to the matters set forth in Section 1(b), to include such Shareholder’s Shares in any computation for purposes of establishing a quorum at any such meeting of Company Shareholders, and to vote all such Shareholder’s Shares, or to grant a consent or approval in respect of such Shareholder’s Shares, in connection with any meeting of Company Shareholders or any action by written consent in lieu of a meeting of Company Shareholders in a manner consistent with the provisions of Section 1(b). Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 5, is intended to be irrevocable in accordance with Section 203 of Chapter 17 of the TBCA. Notwithstanding the foregoing, the proxy granted by this Section 1(c) shall automatically be revoked upon the termination of this Agreement.

(d) Appraisal Rights. Such Shareholder hereby acknowledges and agrees that dissenters’ rights under Chapter 23 of the TBCA or other applicable Law are not available to such Shareholder in connection with the Transactions.

(e) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder shall not, directly or indirectly,

(i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as hereinafter defined)) (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer, of any of such Shareholder’s Shares (or any right, title or interest thereto or therein) except (A) to the Parent, the Merger Sub or their respective Affiliates or (B) to an Affiliate of the Shareholder provided that such Affiliate agrees to be bound by the terms and conditions of this Agreement as if an original party hereto;

(ii) deposit any of Shareholder’s Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of such Shareholder’s Shares;

(iii) take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such Shareholder from performing any of its obligations under this Agreement; or

(iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(e).

Any action taken in violation of the foregoing sentence shall be null and void ab initio and each Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any or all of such Shareholder’s Shares shall occur (including, if applicable, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

As used herein, the term “Constructive Disposition” means, with respect to any Shareholder’s Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(f) Publication. Each Shareholder hereby consents to Parent and Merger Sub publishing and disclosing in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Sub reasonably determines to be necessary in connection with the Offer, the Merger and any other Transactions (including the Offer Documents and the Proxy Statement) such Shareholder’s identity and ownership of Company Common Stock and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement. Each Shareholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Shareholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Shareholder shall become aware that any such information shall have become false or misleading in any material respect. Each Shareholder agrees it shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent, except for filings required under the Exchange Act with respect to such Shareholder’s beneficial ownership of its Shares or as may be required by applicable Law.

2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby jointly and severally represents and warrants to each Shareholder as follows. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole shareholder of Merger Sub), and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3. Representations and Warranties of Shareholder. Each Shareholder hereby severally and not jointly represents and warrants (only as to itself, and not as to any other Shareholder) to Parent and Merger Sub as follows:

(a) Organization; Authority. Such Shareholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Such Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of such Shareholder, and no further action on the part of such Shareholder is necessary to authorize the execution, delivery and performance by such Shareholder of this Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity or third party are necessary for the performance by such Shareholder of its obligations under this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, do not and would not reasonably be expected to prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement and except for filings required under the Exchange Act with respect to such Shareholder’s beneficial ownership of such Shareholder’s Shares. Neither the execution and delivery of this Agreement by such Shareholder, nor the performance by such Shareholder with its obligations under this Agreement, will (i) conflict with or violate any provision of the organizational documents of such Shareholder or (ii)(A) violate any Law or Order of any Governmental Entity applicable to such Shareholder or any of its subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, such Shareholder or any of its Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which such Shareholder or any of its Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, do not and would not reasonably be expected to prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement.

(c) Ownership of Shares. Such Shareholder owns, beneficially, all of its Shares. Such Shareholder owns all of its Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States). Without limiting the foregoing, except for proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States, such Shareholder has sole voting power and sole power of disposition with respect to all of such Shareholder’s Shares, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto and no Person other than such Shareholder has any right to direct or approve the voting or disposition of any of such Shareholder’s Shares. As of the date hereof, Shareholder does not own, beneficially or of record, any securities of the Company other than such Shareholder’s Shares.

(d) Reliance. Each Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing. Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(e) Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of any Shareholder, threatened in writing against such Shareholder or any of such Shareholder’s properties or assets (including its Shares) that would reasonably be expected to prevent or materially delay or impair the consummation by such Shareholder of the transactions contemplated by this Agreement.

(f) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of such Shareholder.

4. Termination. This Agreement shall terminate automatically without any further action of the parties on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) subject to compliance with Section 1(e)(i) of this Agreement, the date on which the Shareholders and any Affiliates thereof cease to own any Shares, and (d) the mutual written consent of the parties hereto. Each Shareholder shall have the right to terminate this Agreement (with respect to itself only) immediately following (1) any decrease in the Offer Price payable in the Offer or in the Merger Consideration payable in the Merger or (2) any change to the form of consideration payable in the Offer or the Merger. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of Sections 4 and 5 (other than Section 5(f)) of this Agreement, shall survive any termination of this Agreement.

5. Miscellaneous.

(a) Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by such Shareholder solely in its capacity as owner of such Shareholder’s Shares and that nothing in this Agreement is intended to or shall, in the event that such Shareholder is a director of the Company (or such Shareholder has an officer, director or Affiliate that serves as a director of the Company), in any way restrict or limit any director of the Company from taking any action, or require such Shareholder (or its officer, director or Affiliate, if applicable) to take any action, in his or her capacity as a director of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with, and making any determinations or recommendations in his or her capacity as a director with respect to, Sections 6.1 or 6.2 or Articles VIII or IX of the Merger Agreement, and no action taken by any individual in his or her capacity as a director of the Company shall give rise to or be deemed a breach of this Agreement.

(b) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Shareholder Obligations Several and Not Joint. The obligations of each Shareholder hereunder shall be several and not joint, and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.

(d) Additional Shares. Until any termination of this Agreement in accordance with its terms, each Shareholder shall promptly notify Parent of the number of Shares, if any, as to which such Shareholder acquires record or beneficial ownership after the date hereof. Any Shares as to which any Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be such Shareholder’s Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of Shares constituting each Shareholder’s Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to such Shareholder in connection therewith.

(e) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(f) Further Assurances. From time to time, at the request of Parent and without further consideration, prior to the termination of this Agreement, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(g) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(h) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that each of Parent and Merger Sub are expressly permitted to assign its respective rights and interests hereunder to any Affiliate or to American Blue Ribbon Holdings, LLC (including by way of a transfer of shares of capital stock of Merger Sub), and any such Person shall be entitled to assume Parent’s and/or Merger Sub’s obligations under this Agreement, provided that no such assignment shall release Parent and/or Merger Sub from any of its respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

(i) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(j) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and public policy in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(k) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(l) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(m) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Sub, to:

c/o Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello
Facsimile: (212) 310-8007

if to any Shareholder, to the address set forth opposite such Shareholder’s name on Schedule A or, in each case, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmed receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

(n) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i) Except to the extent that the TBCA is mandatorily applicable to this Agreement, this Agreement (and all claims, controversies and causes of action relating hereto, herefrom or in connection herewith, whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the internal procedural and substantive laws of the State of Delaware, without regard to the choice of law rules thereof.

(ii) All actions and proceedings arising out of or relating to this Agreement shall be exclusively heard and determined in the Chancery Court of the State of Delaware or, if unavailable, any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(iii) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

(iv) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or, if unavailable, any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PARENT:

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Brent B. Bickett
Name:	Brent B. Bickett
Title:	Executive Vice President, Corporate Finance

MERGER SUB:

FRED MERGER SUB INC.

By:	/s/ Brent B. Bickett
Name:	Brent B. Bickett
Title:	Authorized Person

[Signature Page to Tender and Support Agreement]

STOCKHOLDERS:

CRESCENDO PARTNERS II, L.P., SERIES Z

By:	Crescendo Investments II, LLC,	/s/ Arnaud Ajdler
	General Partner	ARNAUD AJDLER

By:	/s/ Eric Rosenfeld
Name:	Eric Rosenfeld	/s/ Gregory Monahan
Title:	Managing Member	Gregory Monahan

CRESCENDO PARTNERS III, L.P.

By:	Crescendo Investments III, LLC,
General Partner

By:	/s/ Eric Rosenfeld
Name:	Eric Rosenfeld
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

Schedule A

Shareholders and Shares

No.	Shareholder	Address for Notice Purposes	Shares Beneficially Owned (as of the date hereof)
1.	Crescendo Partners II, L.P., Series Z	777 Third Avenue, 37th Floor, New York, New York 10022	2,019,324
2.	Crescendo Partners III, L.P.	777 Third Avenue, 37th Floor, New York, New York 10022	136,474
3.	Arnaud Ajdler	777 Third Avenue, 37th Floor, New York, New York 10022	48,626
4.	Gregory Monahan	777 Third Avenue, 37th Floor, New York, New York 10022	36,976

A-1